Exhibit 3.24

Number 471594

Certificate of Incorporation

on re-registration as a Private Unlimited Company

I hereby certify that

COOPER INDUSTRIES

formerly registered as a Public Limited Company has

this day been re-registered under the Companies

Acts 1963 to 2012 as a Private Unlimited Company.

Given under my hand at Dublin, this Wednesday, the 2nd day of January, 2013 for Registrar of Companies